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                                EXHIBIT 99.2

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                                [LETTERHEAD]



                           NOTICE OF CONSENT TO MERGER
                            AND RIGHTS OF APPRAISAL



TO:  Rogers, Casey & Associates Stockholders

     NOTICE IS HEREBY GIVEN pursuant to Sections 228(d) and 262(d) of the Delaware General Corporation Law (the "Delaware Law") that on June 24, 1996, holders of common stock, $0.10 par value per share ("RCA Shares") of Rogers, Casey & Associates, Inc. ("RCA"), having not less than the minimum number of votes necessary pursuant to the Delaware Law and the Certificate of Incorporation and By-Laws of RCA, approved the transactions contemplated in the Agreement and Plan of Reorganization among BARRA, Inc. ("BARRA"), RCA and certain shareholders of RCA, dated April 25, 1996 (the "Reorganization Agreement"), including the merger of a BARRA subsidiary with and into RCA such that RCA will become a wholly owned subsidiary of BARRA (the "Merger"). RCA and BARRA anticipate that the Merger will become effective on or about July 18, 1996. Pursuant to the terms of the Reorganization Agreement, each issued and outstanding RCA Share shall be converted into 4.955 fully paid and nonassessable shares of common stock, no par value of BARRA ("BARRA Shares"), subject to adjustment in accordance with the terms of the Reorganization Agreement.

    Stockholders of RCA may, on or prior to July 17, 1996, seek appraisal for part or all of their RCA Shares by complying with the requirements of Section 262 of the Delaware Law including making a demand for appraisal on RCA.

    The accompanying Information Memorandum and Letter of Transmittal contain important information relating to the terms and background of the Merger, including the procedures that stockholders must follow to receive BARRA Shares and the procedure (including the text of Section 262 of the Delaware
Law) that stockholders must follow to make a valid demand for appraisal ("Special Factors -- Appraisal Rights" and Annex E). Each stockholder is urged to review the Information Memorandum (including all Annexes) and Letter of Transmittal carefully in order to make an informed decision.


                                       /s/ Alan J. Resler
                                       -----------------------------------
                                       Alan J. Resler, Chief Financial Officer

Darien, Connecticut
June 26, 1996